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                                 EXHIBIT 99.1

          PRESS RELEASE OF ATRIUM COMPANIES, INC. DATED MAY 19, 1999


Contact:  Jeff Hull
          Executive Vice President and
          Chief Financial Officer
          Atrium Companies, Inc.
          (214) 630-5757

      ATRIUM COMPANIES COMPLETES ACQUISITION OF HEAT, INC. FOR $85 MILLION


DALLAS, May 19, 1999 /PRNewswire/ -- Atrium Companies, Inc. ("Atrium"), a leading manufacturer and distributor of residential windows and doors, today announced that it has completed its previously announced acquisition of Heat, Inc. for $85 million. Heat, an extruder, manufacturer and distributor of vinyl windows, doors, decks and patio enclosure systems operates subsidiaries in Yakima, WA and Pittsburgh, PA and supports a large dealer network through a proprietary branch system east of the Mississippi. Atrium also announced it completed the acquisition of Champagne Industries, Inc., a regional manufacturer and distributor of vinyl windows headquartered in Denver, CO.

Daniel T. Morley, Chairman of Atrium Companies and President of Ardshiel, Inc., noted, "The acquisitions of Heat and Champagne strengthen our ability to serve all key markets in the United States through multiple channels of distribution. We are well balanced to serve both the new construction and repair and remodeling segments of our business by providing a broad line of wood, aluminum and vinyl products."

Ken Gilmer, Chief Operating Officer of Atrium, said, "The acquisitions continue our commitment to vertical integration which enables us to meet the individual needs of our customers on a timely and cost-effective basis."

Jeff Hull, Chief Financial Officer, noted, "Heat and Champagne bring to Atrium experienced senior management and staff, and strong operating performance, both of which are critical to supporting our continued growth and consolidation strategy in the building products industry."

With over $500 million in revenue, Atrium is one of the five largest window and door companies and one of the two largest non-wood window and door companies in the United States employing nearly 4,000 employees in more than 50 facilities nationwide. Atrium enjoys a broad national presence and access to multiple channels of distribution including independent distributors and nationally recognized home center retailers and home builders.